Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Incentive Plan of Forestar Group, Inc. of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of Forestar Group Inc. and the effectiveness of internal control over financial reporting of Forestar Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Austin, Texas
May 9, 2018